Exhibit 99.B(l)(24)

PURCHASE AGREEMENT

The RBB Fund, Inc. (the “Company”), a Maryland corporation, and Robeco Investment Management, Inc. (“Robeco”), intending to be legally bound, hereby agree with each other as follows:

1.  The Company hereby offers Robeco and Robeco hereby purchases $                         worth of shares of Class KKKKK Common Stock (par value $.001 per share) representing Robeco Boston Partners Global Long/Short Fund — Institutional Class at price per Share equivalent to the net asset value per share of the Shares as determined on December       , 2013.

2.  The Company hereby acknowledges receipt from Robeco of funds in the amount of $                          in full payment for the Shares.

3.  Robeco represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the          day of                   , 2013.

THE RBB FUND, INC.

By:
Name:	Salvatore Faia
Title:	President

ROBECO INVESTMENT MANAGEMENT, INC.

By:
Name:	William G. Butterly, III
Title:	Chief Operating Officer, Senior Managing Director

By:
Name:	Matthew J. Davis
Title:	Chief Financial Officer, Senior Managing Director